August 13, 2025

PanAgora Asset Management, Inc.

One International Place, 24th Floor

Boston, Massachusetts 02110

Investment Advisory Agreement For Subadviser

(Harbor Cayman Alpha Layering Ltd)

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Cayman Alpha Layering Ltd (the “Fund”). The Fund has been incorporated under the laws of the Cayman Islands to enable the Harbor Alpha Layering ETF (the “Harbor ETF”) to gain exposure to certain types of commodity-linked derivative instruments. The Harbor ETF is a series of Harbor ETF Trust, a U.S. registered investment company, and the Fund is a wholly owned subsidiary of the Harbor ETF. PanAgora Asset Management, Inc. (“you”, “your” or “yours”) serves as sub-investment adviser to the Harbor ETF. The Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a sub-investment adviser and to perform such services under the Agreement. Accordingly, the Adviser and the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	The Certificate of Incorporation of the Fund; and

(b)	The Memorandum and Articles of Association of the Fund as in effect on the date hereof (the “Organizational Documents”).

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the Organizational Documents, as amended or supplemented, and any investment guidelines or other instructions received in writing from the Adviser. The Board of Directors or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities and other financial instruments shall be purchased for such portion of the Fund’s assets, what securities and other financial instruments shall be held or sold by such portions of the Fund’s assets, and what portion

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

of such assets shall be held uninvested, subject always to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and other provisions of the Fund’s Organizational Documents, as amended or supplemented, or any investment guidelines or other instructions received by you in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser. You shall at no time have custody of the Fund’s assets and shall have no authority to deliver or pay securities or cash to yourself or any third party.

You shall have no responsibility for actions taken in reliance on the Organizational Documents; the Fund’s written investment objectives and policies; and written instructions, each as in effect from time to time. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all rules and regulations thereunder, all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Organizational Documents, as amended or supplemented. You shall also ensure, in managing the Fund’s assets and with respect to the Harbor ETF’s investment in the Fund, that the Harbor ETF remains in compliance with all applicable requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and all rules and regulations thereunder and with the Internal Revenues Code of 1986, as amended.

The Board has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines, as provided to us from time to time and based on the best interests of the Fund’s shareholders. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

You shall maintain written compliance policies and procedures that are reasonably designed to ensure the Fund’s compliance with the foregoing and to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Fund and the Adviser with such reports and certifications and with such access to your officers and employees as the Fund or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser promptly upon detection of any breach of any of the Fund’s policies, guidelines or procedures and of any violation of any applicable law or regulation relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally if such violation could reasonably be considered material to your advisory clients.

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

You shall keep records of trade activity and trade confirms and other books and records related to the services that you provide to the Fund required to be kept by you pursuant to Rule 31a-1 under the Investment Company act and other applicable legal and regulatory requirements and shall timely furnish all information relating to your services hereunder needed by the Adviser to keep other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly upon request and without any charge to the Fund any of such records required to be maintained by you, provided that you may maintain a copy of such records as may be required under applicable law and/or pursuant to your compliance policies and procedures.

Upon reasonable request from the Adviser, you will reasonably assist the Fund in valuing securities or other financial instruments of the Fund as may be required from time to time, including making available information of which you have knowledge related to the securities or other financial instruments being valued. You will not be responsible for determining or ratifying the valuations of the securities or other assets of the Fund that are used by the Fund for purposes of determining its net asset value (“NAV”) and assessing compliance with applicable laws and regulations and the Fund’s policies and procedures that depend on such valuations or NAV determinations.

You shall promptly provide the Fund and the Adviser with any information you receive regarding class action claims or any other legal matters involving any security or other financial instrument held in the Fund and shall cooperate with the Fund and the Adviser to the extent reasonably necessary for the Fund or the Adviser to pursue and/or participate in any such action or matter. For the avoidance of doubt, subject to the preceding sentence, you will not be responsible for advising or taking any action on such legal actions.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund or of the Adviser. You will make your officers and employees available to meet with the Fund’s Board of Directors or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions. You will cooperate with the Fund’s independent public accountants and take all reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4.

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

You may not delegate to any person, including to one or more companies that you control, are controlled by, or are under common control with, or to specified employees of any such companies, any of your duties under this Agreement without the prior written consent of the Adviser.

3.

Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund, which include: (i) any Fund expenses payable by the Adviser under the Fund’s agreement with the Adviser (the “Adviser Agreement”); (ii) costs of borrowing money, including interest expenses; taxes and governmental fees; acquired fund fees and expenses; brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of a Fund’s business; and (iii) other ordinary expenses specified in the Adviser Agreement or disclosed in the Fund’s Prospectus as payable by the Fund.

4.

Compensation of the Subadviser. You will receive no compensation from the Fund under this Agreement, but will be compensated in accordance with the fee schedule set forth in Schedule A to the Investment Advisory Agreement between the Adviser, Harbor ETF Trust and you of even date herewith as such compensation is modified from time to time by the parties to that agreement.

5.

Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of securities and other financial instruments for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of securities and other financial instruments by the Fund, other than the compensation provided for in this Agreement, except as permitted by law and approved by the Board of Directors. You or your agent shall arrange for the placing of all orders for the purchase and sale of securities and other financial instruments for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized, consistent with the provisions of Section 28(e) of the Securities Exchange Act of 1934, to place orders for the purchase and sale of securities and other financial instruments for the Fund with such certain brokers if you determine, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or your overall responsibilities with respect to the Fund, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

You will advise the Fund’s custodian and the Adviser on a prompt basis of each purchase and sale of a security and other financial instrument, specifying the name of the issuer, the description and amount or number of shares of the security and other financial instrument purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Fund or the Adviser may request, you will furnish to the Fund’s officers and to each of its Directors reports on portfolio transactions and reports on issues of securities and other financial instruments held in the portfolio, all in such detail as the Fund or the Adviser may reasonably request.

On occasions when you deem the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

To the extent you engage in block trades in futures and other derivatives, you agree to fulfill any relating notification requirements with respect to the Fund under applicable requirements of the Commodity Futures Trading Commission (“CFTC”).

6.

Limitation of Liability of Subadviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. You shall not be liable for consequential damage or other indirect losses.

7.	Representations and Warranties.

(a)	You represent and warrant that:

i.	You are an investment adviser registered under the Investment Advisers Act;

ii.

You are or will be registered as a Commodity Trading Advisor (“CTA”) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the CFTC and the National Futures Association (NFA), or are not required to register pursuant to an applicable exemption;

iii.

You are a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

iv.

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

v.

You will maintain insurance coverage in such amounts considered commercially reasonable, as reasonably determined by the subadviser, and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

vi.	You will promptly notify the Adviser and the Fund if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Fund.

(b)	The Adviser represents and warrants that:

i.	The Adviser is an investment adviser registered under the Investment Advisers Act;

ii.

The Adviser is a Delaware corporation duly organized under the laws of the State of Delaware and in good standing with the power to own and possess its assets, perform the Adviser’s obligations under this Agreement, and to carry on the Adviser’s business as it is being conducted;

iii.

The execution, delivery and performance of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the Adviser’s part for the execution, delivery and performance of this Agreement, and the Adviser’s execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser; and

iv.	The Adviser has been duly authorized by the Fund’s Board pursuant to the Adviser Agreement to delegate to you the provision of investment services to the Fund as contemplated hereby.

(c)	The Fund represents and warrants that:

i.	The Fund is duly incorporated under the laws of the Cayman Islands and in good standing;

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

ii.

The execution, delivery and performance of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the Fund’s part for the execution, delivery and performance of this Agreement, and the Fund’s execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund;

iii.

The execution, delivery and performance of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the Adviser’s part for the execution, delivery and performance of this Agreement, and the Adviser’s execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser; and

iv.	The Fund has received a copy of your Form ADV (Parts 1 and 2).

8.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until terminated. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Directors, by vote of the Harbor ETF as sole shareholder of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 202(a) of the Investment Advisers Act (particularly the definitions of “assignment”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 6, 10 and 13 shall survive the termination of this Agreement. Upon termination, any accrued fees due to you which have not yet been paid will be paid within 30 days of the following calendar quarter end.

9.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles and the Investment Company Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Fund nor the Directors shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as none of the Directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

It is understood that you are a Delaware corporation, a copy of the Articles of Incorporation of which is on file with the Delaware Division of Corporations. As such, it is understood and agreed that none of the directors, officers, or shareholders of you shall be personally liable hereunder, and all persons dealing with you must look solely to your assets for enforcement of any claim against you.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Fund) and their respective successors and permitted assigns.

12.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor ETF Trust with respect to transactions by the Fund in securities or other financial instruments.

13.

Confidentiality. You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser or is otherwise required by law, or is (i) necessary to fulfill your duties hereunder, or (ii) to your legal counsel, accountants, or other professional advisers. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own or your affiliates’ (or your respective directors, officers and employees) benefit to the detriment of the Fund. If you are requested or required by law to disclose any confidential information by any regulatory authority or pursuant to an order of a court or a facially valid administrative, legislative or other subpoena, then you shall, if permitted under applicable law, promptly notify the Adviser of the request to allow the Adviser the opportunity to legally contest or limit the scope and terms of any such disclosure required by law.

The Adviser shall regard as confidential all information that it may receive related to your investment models, investment factors, and investment and trading processes that were utilized in making and implementing investment recommendations for a Fund under this Agreement, unless such investment information is contained in certain publicly available marketing materials and regulatory documents produced by the Adviser and/or its affiliates; provided, however, that you provided such investment information for such purpose or otherwise consented to the inclusion of the same in such materials. You retain all rights in and to any investment models, investment factors, investment and trading processes used by or on behalf of a Fund and any models, factors or processes based upon or derived from them, including any improvements thereon made in the course of providing services hereunder.

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

This confidentiality obligation does not restrict you from providing investment advice to clients (including funds) that have substantially similar investment objectives to those of the Fund. These clients may have portfolios consisting of holdings substantially similar to those of the Fund. You are not restricted from providing information to clients relating to their holdings and such clients are not subject to the confidentiality obligation described herein.

14.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, both parties agree that for so long as the Fund remains in existence and you serve as subadviser to the Fund, subject to the terms of this paragraph 14, (i) the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “Adviser Licensed IP”) on its website and in advertising, promotional and marketing materials for the Harbor funds (collectively, “Adviser Materials”), and (ii) the Sub-Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use the Fund’s name, including any short form thereof, logo or other identifying mark, and trade name, along with your relationship with the Adviser and the Fund (collectively, the “Sub-Adviser Licensed LP”) solely for the purpose of identifying the Fund and/or the Adviser as clients and as required by applicable law (collectively, “Sub-Adviser Materials”).

The Adviser will be permitted to use the Adviser Licensed IP in any Adviser Materials solely for the purpose of identifying you as the subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of the Harbor funds, without your prior approval. With respect to all other Adviser Materials, the Adviser’s use of the Adviser Licensed IP will be subject to your prior review and approval of a sample of such Adviser Materials, and you agree to use reasonable efforts to review such samples of Adviser Materials within five business days of their receipt. Following your review and approval of a sample of any Adviser Materials containing the Adviser Licensed IP, the Adviser will thereafter be permitted to modify such Adviser Materials (and use such modified Adviser Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of the Harbor funds, provided that the modifications do not materially change the character or substance of the Adviser Materials. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Adviser Materials containing the Adviser Licensed IP for review by you, from time to time, upon your reasonable request.

The Adviser agrees that it will not edit, excerpt or modify the Adviser Licensed IP in any way. You and the Adviser both acknowledge that neither party will acquire any right, title or interest to the Adviser Licensed IP or the Sub-Adviser Licensed IP, respectively, or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Adviser

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

Materials containing the Adviser Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations. You further agree that you will be responsible for ensuring that all Sub-Adviser Materials containing the Sub-Adviser Licensed IP which are used as contemplated in this paragraph 14 will comply with applicable laws, rules and regulations.

The agreement to the provisions of this Section 14 shall terminate automatically with respect to a Fund upon termination of this Agreement for the Fund. Adviser will cease the use of the Licensed IP in any newly printed Materials for the Fund (except as may be reasonably necessary to comply with applicable law or as required in connection with regulatory reporting in connection with the Fund) promptly upon termination of this Agreement.

[Signatures appear on the following page]

PANAGORA ASSET MANAGEMENT, INC. HARBOR CAYMAN ALPHA LAYERING LTD AUGUST 13, 2025

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

HARBOR CAYMAN ALPHA LAYERING LTD

By:	/s/ Charles F. McCain
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Kristof M. Gleich
Kristof M. Gleich, President

The foregoing Agreement is hereby accepted as of the date thereof.

PANAGORA ASSET MANAGEMENT, INC.

By:	/s/ Stephen R. Ferrara
Name: Stephen R. Ferrara
Title: General Counsel